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                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                       OF

                        COPELCO CAPITAL FUNDING CORP. X

                         Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware


     The undersigned, being the Vice President of Copelco Capital Funding Corp. X (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:


     FIRST: The name of the corporation is Copelco Capital Funding Corp. X.


     SECOND: The certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on the 18th day of March, 1997.


     THIRD: This Amended and Restated certificate of incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.


     FOURTH: The text of the certificate of incorporation of the Corporation is hereby restated as amended by this Certificate, to read in full, as follows:

     ARTICLE ONE: The name of the corporation is COPELCO CAPITAL FUNDING CORP. X (the "Corporation").

     ARTICLE TWO: The address of the Corporation's initial registered office is 1013 Centre Road, Wilmington Delaware 19805, and the name of the Corporation's initial registered agent at such address is Corporation Service Company, 1013 Centre Road, Wilmington Delaware 19805.

     ARTICLE THREE: The purposes for which the Corporation is organized are to engage exclusively in the following business and financial activities:

          (a) To acquire equipment described in certain equipment leases and to purchase equipment leases and lease receivables from Copelco Capital, Inc. ("Copelco") and any of its affiliates;


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          (b) To issue and sell notes collateralized by any or all of its assets pursuant to one or more indentures (the "Indentures") between the Corporation and an Indenture trustee (the "Trustee"); and

          (c) To engage in any lawful act or activity and to exercise any power that is incidental and is necessary or convenient to the foregoing and permitted under Delaware law.

     ARTICLE FOUR: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock of the par value of One Dollar ($1.00) each ("Common Stock").

     (a) Except as otherwise expressly provided by law, all voting rights shall be vested in the holders of the Common Stock, and at each meeting of stockholders of the Corporation each holder of Common Stock shall be entitled to one vote for each such share on each matter to come before the meeting;

     (b) Dividends may be declared upon and paid to the holders of the Common Stock as the board of directors of the Corporation (the "Board of Directors") shall determine; and

     (c) In the event of voluntary or involuntary liquidation or dissolution of the Corporation, the holders of the Common Stock shall be entitled to share ratably in all assets of the Corporation.

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     ARTICLE FIVE: The number of directors constituting the initial board of directors shall be five.


     ARTICLE SIX: (a) Notwithstanding any other provisions of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the prior written consent of (i) each Trustee under any Indenture and (ii) each nationally recognized statistical rating agency requested by the Corporation to rate any of the Corporation's issued and outstanding notes (to the extent provided in the related Indenture), do any of the following: (A) dissolve or liquidate, in whole or in part; (B) merge or consolidate with or into any other entity, or convey or transfer all or substantially all of its properties and assets to any other entity, except in compliance with the provisions of the Indentures; (C) incur, assume or guarantee any indebtedness for borrowed money or for the deferred purchase price of goods or services except under or in compliance with the provisions of the Indentures; or (D) amend this Certificate of Incorporation to alter in any manner or delete ARTICLE THREE or this ARTICLE SIX.


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     (b) The Corporation shall conduct its affairs in accordance with the following provisions: (i) it shall not engage in any business or activity other than as permitted by ARTICLE THREE hereof; (ii) it shall maintain separate corporate records and books of account from those of its parent institution or any of its affiliates; (iii) at least two (2) directors of the Corporation (the "Independent Directors") shall not be, and for the twelve months prior to such individual's election as director shall not have been, a director, officer, employee or owner of ten percent (10%) or more of the outstanding stock of its parent institution or any of its affiliates; (iv) any financial transaction between the Corporation and its parent institution or any of its affiliates shall be governed by policies and procedures established from time to time by a majority of the members of the Board of Directors including the Independent Directors; (v) its funds shall not be commingled with those of its parent institution or any of its affiliates, except that the Corporation may establish one or more lock box facilities with the Trustees under the Indentures for the receipt of payments due to the Corporation and due to any such affiliates, provided that such payments are segregated by each Trustee promptly after receipt and deposited into separate accounts; (vi) its Board of Directors shall hold meetings, as appropriate to authorize corporate actions, and shall maintain minutes of each such meeting; (vii) it shall not become involved in the day to day management of any


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other Person; (viii) it shall operate so as not to be substantively consolidated with any other Person; (ix) it shall maintain its assets separate from those of its parent or any of its affiliates or any other Person; (x) it shall conduct correspondence in its own name on its own stationary; (xi) it shall not act as the agent of any other entity or Person; and (xii) it shall pay its own expenses. For purposes hereof, Person shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government entity or any agency or potential subdivision thereof.

     (c) The Corporation shall not, without the affirmative vote of all of the members of the Board of Directors of the Corporation (including, without limitation, each Independent Director), institute any proceedings to adjudicate the Corporation a bankrupt or insolvent, consent to the institution of bankruptcy or insolvency proceedings against the Corporation, file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Corporation. The Corporation shall


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not, without the affirmative vote of all members of the Board of Directors of the Corporation (including, without limitation, each Independent Director) amend the Certificate of Incorporation;

     (d) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make loans to its parent institution, subject to clause (iv) of paragraph (b) of this ARTICLE SIX;


     (e) Each individual person who was or is, or in the future may be, a director or officer of the Corporation shall be indemnified by the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, including punitive damages, actually and reasonably incurred by him or her in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), in which he or she was or is threatened to be made a party, by reason of his or her being, or having been, a director, officer, employee, agent or fiduciary of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise or entity for which he or she served as a director, officer, employee, agent or fiduciary at the request of the Corporation (whether or not he or she continues to be such a director, officer, employee, agent or


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fiduciary at the time of incurring such expenses) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, such indemnification limited to the maximum extent now or hereafter permitted by Delaware law; such right of indemnification shall be subordinate and junior in right of payment to the payment of other debts of the Corporation and shall not be deemed exclusive of any other rights to which he or she, or any employee, agent or fiduciary of the Corporation may be entitled under any bylaw, agreement, vote of stockholders or otherwise. The Corporation shall have the right to defend, and to incur reasonable expenses in the defense of, any such actions, suits or proceedings brought against any individual person who was or is, or in the future may be, a director or officer of the Corporation to the maximum extent now or hereafter permitted by Delaware law. Wherever in this ARTICLE SIX a director or officer is referred to, such reference shall be inclusive of his or her heirs, executors and administrators.


     ARTICLE SEVEN: No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, directors and officers of the Corporation shall be liable to the extent provided by applicable law (a) for breach of such director or officer's

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duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the liability of a director with respect to unlawful payment of dividends or unlawful stock purchase or redemption under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which such director or officer derived an improper personal benefit. This ARTICLE SEVEN shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article SEVEN, its amendment or repeal becomes effective.


     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation and affirms that it is the act and deed of the Corporation on this 22nd day of May 1997.


                                                          /s/ Steve Shippie
                                                          ---------------------
                                                          Name: Steve Shippie
                                                          Title: Vice President